Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 15, 2022, with respect to the consolidated carve-out financial statements of Elkay Manufacturing Water Solutions Business Unit, included in this Registration Statement. We consent to the use of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton, LLP

Chicago, Illinois

April 4, 2022